                                                                      EXHIBIT 11

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


                                                        Three Months Ended March 31,
                                                           1997              1996
                                                       ----------         ----------
                                                                (Unaudited)
Net income available for common shareholders           $   47,000         $  785,000
                                                       ==========         ==========


Weighted average of common shares
  outstanding not included in
  amounts below                                        22,310,796         21,731,739


Weighted average of common shares
  issuable on exercise of outstanding
  stock options                                             8,224                 --
                                                       ----------         ----------


Weighted average of common and
  common equivalent shares
  outstanding, as adjusted                             22,319,020         21,731,739
                                                           or                 or
                                                       22,319,000         21,732,000
                                                       ==========         ==========


Net income per common share                            $     0.00         $     0.04
                                                       ==========         ==========
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